UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
____________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2016 (April 26, 2016)
ALPHA NATURAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32331	42-1638663
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

One Alpha Place, P.O. Box 16429,
Bristol, VA 24209
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (276) 619-4410
(Former name or former address, if changed since last report)
____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed by Alpha Natural Resources, Inc. (the “Company”), on August 3, 2015, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) for relief under the provisions of chapter 11 of title 11 of the United States Code. The Debtors’ chapter 11 cases are being jointly administered under the caption In re Alpha Natural Resources, Inc., et al., Case No. 15-33896 (Bankr. E.D. Va.).

Pennsylvania Land Resources, LLC (“PLR”), a wholly-owned subsidiary of Alpha and one of the Debtors, has entered into an amended and restated asset purchase agreement (the “Purchase Agreement”) with Rice Drilling B LLC (“Rice”), an affiliate of Rice Energy, Inc., whereby Rice would purchase substantially all of the assets of PLR for $200 million in cash, subject to limited purchase price adjustments, and the assumption of certain liabilities. Pursuant to the terms of the Purchase Agreement, PLR and certain affiliated entities will sell leasehold interests in approximately 27,400 net undeveloped Marcellus acres, as well as fee interests in the oil and gas underlying an additional 3,200 gross acres. Included within the acreage to be acquired by Rice are the rights to the Utica on approximately 23,500 net acres. The Purchase Agreement provides that at closing, Rice and certain Alpha affiliates will enter into agreements providing for the rights of the parties with respect to the development of (a) the coal, by the Alpha affiliates or their successors in interest, and (b) the oil and gas, by Rice.

In addition to providing for customary representations, warranties, covenants and other agreements, the Purchase Agreement requires a $20 million escrow deposit from Rice, to be released to PLR at closing. The Purchase Agreement is intended to constitute a “stalking horse bid” for the PLR assets in accordance with bidding procedures previously approved by the Bankruptcy Court, and includes certain bid protections for Rice, including a maximum expense reimbursement of $1.5 million and a break-up fee of $2 million (the “Bid Protections”). Subject to Bankruptcy Court approval, the Bid Protections are payable upon certain termination events, including consummation of a competing transaction.

As previously reported, the Debtors’ first lien lenders (the “First Lien Lenders”) agreed to a stalking horse credit bid in the amount of $500 million for certain of the Debtors’ assets, including the assets of PLR, as set forth in an Asset Purchase Agreement filed with the Bankruptcy Court on March 8, 2016 (the “Lender APA”). In a filing with the Bankruptcy Court on March 18, 2016, the First Lien Lenders allocated $175 million of their credit bid to the PLR assets. To accommodate the Purchase Agreement with Rice, the First Lien Lenders have agreed to modify the Lender APA to remove the PLR assets and reduce the credit bid purchase price to $325 million.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

On April 26, 2016, after a hearing, the Bankruptcy Court entered an order (a) designating Rice as the stalking horse bidder for the PLR assets on terms of the Purchase Agreement, subject to higher or better bids, (b) approving the Bid Protections and (c) granting certain related relief. The Purchase Agreement with Rice will remain subject to competing bids, and a potential auction currently scheduled for May 16, 2016. Consummation of the transaction with Rice or another successful bidder after any auction remains subject to approval by the Bankruptcy Court at a hearing currently scheduled for May 26, 2016.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 2.1*	Asset Purchase Agreement, between Pennsylvania Land Resources, LLC and Rice Drilling B LLC, dated as of April 12, 2016.

* Certain exhibits and schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

April 29, 2016	By:	/s/ William L. Phillips III
Name: William L. Phillips III
Title: Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 2.1*	Asset Purchase Agreement, between Pennsylvania Land Resources, LLC and Rice Drilling B LLC, dated as of April 12, 2016.

* Certain exhibits and schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits upon request.